Exhibit 3.7

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:45 PM 08/14/1996
96023448 — 2653470
CERTIFICATE OF INCORPORATION
OF
AKGI-ST. MAARTEN N.V.
     I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:
     FIRST The name of the corporation is AKGI-St. Maarten N.V.
     SECOND. The address of the corporation’s registered office in the State of Delaware is One Rodney Square, 10th Floor, Tenth and King Streets, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is RL&F Service Corp.
     THIRD. The purpose of the Corporation is (a) to participate in, to manage partnerships, companies, businesses and ventures; (b) to be engaged directly or indirectly in the development of real estate and in the management and exploitation of resorts and similar or related projects; (c) to invest and to manage assets and financial instruments; (d) to render financial and administrative services to other enterprises and companies within the group to which the company belongs; (e) to provide security for the debts of partnerships or companies that are affiliated with the company in a group; and (f) to be engaged in all other activities of a financial or commercial nature.
     FOURTH. The total authorized share capital of the company amounts to thirty thousand United States Dollars (U.S. $30,000) divided into thirty thousand (30,000) shares, one dollar ($1.00) par value, but with a minimum capital value of one United States Dollar (US $1.00) each. All such shares shall be Common Stock of one class.
     Shares that have been authorized but have not yet been issued can be issued by virtue of a resolution of and on the terms and conditions as shall be determined by the shareholders’ meeting. The shareholders’ meeting can designate another body as authorized to issue shares and may revoke this decision unless a stipulation to the contrary has been made at the time of the designation. If the shareholders’ meeting designates another body, it shall with the designation also determine the number of shares that may be issued and the term of the designation which may not exceed five years.
     Each shareholder shall have preemptive rights with respect to the issuance of shares. Each shareholder shall have preemptive rights with respect to options to subscribe to shares.
     Subject to such other provisions as may exist under the Articles of Association on applicable law, the corporation is authorized to acquire fully paid, issued and outstanding shares of its own stock for valuation consideration.

     The shareholders’ meeting may resolve to reduce the issued share capital by cancellation of shares outstanding through an amendment to the company’s articles of incorporation. A resolution to cancel shares shall relate only to shares which the company itself owns or of which it owns the depositary receipts.
     Every share shall carry the right to cast one vote. The corporation cannot cast votes with respect to shares in its own share capital which are owned by itself or by one of its subsidiaries, not can the company cast votes with respect to shares in its own share capital of which the company or one of its own subsidiaries holds the depositary receipts for shares.
     FIFTH. Restrictions on Transfer.
1.	In order to be valid, any transfer of shares shall always require the approval, in accordance with the provisions of this article, of the Supervisory Board.

2.	A shareholder who wishes to transfer shares — in this article also referred to as the applicant — shall give notice of such intention to the Supervisory Board by registered letter or against a receipt, which notice shall specify the number of shares he wishes to transfer and the person or persons to whom he wishes to transfer the shares.

3.	The Supervisory Board shall be obliged to decide on the applicant’s request within six weeks from the date of receipt of the notice referred to in the preceding paragraph.

4.	If the Supervisory Board grants the approval requested, the transfer shall take place within three months thereafter

5.	If
a.	no such decision as referred to in paragraph 3 has been made within the term stipulated in that paragraph,

b.	such approval has been withheld without the Supervisory Board having informed the applicant, at the same time as the refusal, of one or more interested parties who are prepared to purchase all the shares to which the request for approval relates, against payment in cash, the approval requested shall be deemed to have been granted and, in the case mentioned under a., it shall be deemed to have been granted on the last day on which the Supervisory Board should have made its decision.
6.	Unless the applicant and the interested party (parties) designated by the Supervisory Board and accepted by the applicant agree otherwise as to the price or the determination of the price, the purchase price of the shares shall be determined by an independent expert, appointed at the request of the most willing party by the President of the Chamber of Commerce in St. Maarten.
7.	The applicant shall remain entitled to withdraw, provided he does so within one month from his having been informed of the interested party to whom he can sell all the shares covered by the request for approval and the price at which this can be done.

8.	The costs of determining the price shall be borne:
a.	by the applicant if he withdraws;

b.	by the applicant as to one half and the buyers as to the other half, if the shares are purchased by the interested parties, on the understanding that each purchaser shall contribute in proportion to the number of shares purchased by him;

c.	by the company in cases not falling under a. or b.
     SIXTH The incorporator of the corporation is Jesse A. Finkelstein, Esquire, whose mailing address is One Rodney Square, P. O. Box 551, Wilmington, Delaware 19899.
     SEVENTH Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.
     EIGHTH. The management of the corporation shall be conducted by a Management Board, comprised of one or more members. The Management Board shall be supervised by a Supervisory Board, comprised of one or more directors. The members of the Management Board and the Supervisory Board shall be elected and may be removed by the shareholders’ meeting.
     NINTH A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal
     TENTH The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

     The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on August 14, 1996.

/s/ Jesse A. Finkelstein
Jesse A. Finkelstein
Incorporator